Exhibit 14.1

Code of Business Conduct and Ethics

(As of December 7, 2021)

About the Code

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Planet Labs PBC and its subsidiaries (“Planet”, “Company” or “we”) consistent with the highest standards of business ethics.

As a Public Benefit Corporation, our purpose is to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change. Our Code is one way in which we put our purpose, values, and commitments into practice. It applies to all of our directors, officers, other employees and contractors (“Planeteers” or “you”).

We all have a responsibility to adhere to the Code and the values within it in both letter and spirit. Adherence to this Code allows Planet and you to conduct our business with the highest ethical and legal standards. Thank you for reading it carefully and understanding the rules it puts in place.

Raising Questions and Reporting Concerns

All Planeteers have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to Planet. Please note, this Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you are not sure how to handle something, or if you think there is a problem, we want to hear from you.

If you’re not sure where to raise an issue, you can:

•	Speak to your manager

•	Contact the legal department at legalcompliance@planet.com

•	Contact the Chief Legal Officer or Chief Financial Officer

•	Submit a report through the online hotline form or by calling one of the hotline phone numbers, both available here (English) or here (German).

You can report anonymously through the hotline, which is hosted by an independent third party.

Additional information about where to raise particular issues is included in the sections below. All reports of known or suspected violations of the law or this Code will be handled with sensitivity and discretion. All Planeteers are expected to cooperate in any internal investigation of misconduct.

Policy Against Retaliation

The Company prohibits retaliation against any Planeteer who, in good faith, seeks help or reports known or suspected violations. Any Planeteer who engages in reprisal or retaliation against another Planeteer because that Planeteer, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Violations

It is Company policy that any Planeteer who violates this Code will be subject to appropriate discipline, which may include, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors of the Company (the “Board of Directors”). This determination will be based upon the facts and circumstances of each particular situation.

If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community.

Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Waivers

Any waiver of this Code for our directors or executive officers may be made only by our Board of Directors or the Audit Committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange, when applicable. Waivers of this Code for other employees may be made only by our Chief Legal Officer or Chief Financial Officer and will be reported to our Audit Committee.

Honest and Ethical Conduct

It is our policy to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The Company’s integrity and reputation depends on the honesty, fairness and integrity brought to the job by all Planeteers. Unyielding personal integrity and sound judgment is the foundation of corporate integrity.

Conflicts of Interest

Planeteers must act in the best interests of the Company. You must refrain from having a personal interest in or engaging in any activity that presents a “conflict of interest.” You should also seek to avoid even the appearance of a conflict of interest.

A conflict of interest occurs when your personal interest interferes with the interests of the Company, including with actual or prospective customers, re-sellers, end-users, employees, vendors, investors, or otherwise. A conflict of interest can arise whenever you take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively, effectively, and fully.

Planet requires that you disclose any situation that reasonably would be expected to give rise to a conflict of interest, as described below.

Identifying a Conflict of Interest

When faced with a potential conflict of interest, ask yourself:

•	Would this activity create (or could it be perceived to create) an incentive for me to benefit myself, my friends, or my family at the expense of Planet?

•	Would this activity harm my reputation, negatively impact my ability to do my job, or potentially harm Planet?

•	Would this activity embarrass Planet or me if it showed up in social media, a newspaper, or other public forum?

If the answer to any of these questions is “yes,” the relationship or situation could reasonably be expected to create a conflict of interest and you should notify your manager or the Legal Department at https://go.planet.com/legal for review before undertaking the activity.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of situations that might reasonably be expected to give rise to a conflict of interest:

•

Outside Employment. An employee being employed by, serving as a director of, or providing any services to a company that the individual knows or suspects is a material customer, supplier, or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).

•

Improper Personal Benefits. A Planeteer obtaining any material personal benefits or favors because of their position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•

Financial Interests. A Planeteer having a “material interest” (ownership or otherwise) in any company that the individual knows or suspects is a material customer, supplier, or competitor of the Company and using their position to influence a transaction with such company.

•

Service on Boards and Committees. A Planeteer serving on a board of directors or trustees, or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•

Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s or director’s objectivity in making decisions on behalf of the Company.

Disclosure of Conflict of Interest

If you suspect that you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your manager and the Legal Department at https://go.planet.com/legal.

Actual or potential conflicts of interest involving a director or executive officer other than a member of the Legal Department should be disclosed directly to the Chief Legal Officer. Actual or potential conflicts of interest involving any member of the Legal Department should be disclosed directly to the Chief Financial Officer. Please also understand that as circumstances change, a situation that previously did not present a conflict of interest may subsequently present one.

Corporate Opportunities

You have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. You may not use corporate property, information or your position with the Company for personal gain while employed by us or, for a director, while serving on our Board of Directors.

Confidential Information

Your Employment Agreement and the Proprietary Information, Invention Assignment, and Arbitration Agreement that you signed when you joined Planet outlines your duty to protect Planet’s information, and your obligation to protect confidential information continues after you leave the Company.

You have access to a variety of confidential information regarding Planet. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to Planet or its collaborators, customers or suppliers. Unauthorized disclosure of confidential information could cause competitive harm to Planet or its collaborators, customers or suppliers and could result in legal liability to you and the Company. In addition, confidential information should only be shared on a need-to-know basis.

You have a duty to safeguard all of Planet’s confidential information and confidential information of third parties with which Planet conducts business, except when disclosure is authorized or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, you should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees and directors who have a need to know such information to perform their job responsibilities.

Compliance with Laws

You are expected to understand and comply with all laws, rules and regulations that apply to your job position. These include, without limitation, laws covering bribery and kickbacks, the development, testing, manufacture, marketing and sale of our products, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.

If any doubt exists about whether a course of action is lawful, you should seek advice from your manager or the Chief Legal Officer.

Competition and Fair Dealing

You should endeavor to deal fairly with fellow employees and with Planet’s customers, suppliers, competitors, collaborators, and licensors. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. You should also handle the confidential and/or nonpublic information of our collaborators, licensors, suppliers, and customers responsibly and in accordance with our agreements with them, including information regarding their technology and product pipelines.

We must also compete with our competitors legally and ethically, never using unsolicited information that we suspect is proprietary or stolen or inducing anyone to breach their confidentiality obligations. You should never reveal or use nonpublic proprietary information obtained or developed during prior employment at a different company. You may seek business intelligence about our competitors from public sources, surveys and competitive research. It is never appropriate to use deception, theft or invasive tactics to obtain competitive intelligence. If you obtain confidential nonpublic information accidentally or from an unknown source that relates to a competitor, it may be unethical to use this information. If this happens to you, immediately contact a member of the Legal Department.

Planeteers should seek partners, vendors, and customers who operate with integrity and follow ethical principles similar to ours. Planeteers should report signs that a partner, vendor, or customer is acting unethically or illegally to legalcompliance@planet.com

Intellectual Property

Planet depends on intellectual property protections for its business. We are committed to protecting our intellectual property, which includes our trademarks, copyrights, software code, trade secrets, patents, patent applications, concepts, designs, and business processes and also expect all Planeteers to respect and carefully protect our intellectual property.

We also respect the hard work of others and the ownership rights they have in their intellectual property. Patents, copyrights, trademarks, trade secrets, and other intellectual property rights of others must be respected and you are not permitted to use or incorporate the intellectual property of others on behalf of Planet without an appropriate license.

Data Protection

Data protection is an essential element in maintaining the trust that our customers, candidates, and employees place in us. We abide by the various privacy laws, regulations and numerous contracts with customers that require us to protect certain kinds of information.

As a Planeteer, you are expected to do your best to protect the confidentiality and security of all the confidential information you obtain while working here, including our customers’ business information and personal data. You must comply with our Policy on Use and Handling of Customer Data.

You should immediately report any actual or suspected unauthorized use of Planet systems, compromise of passwords or other system access control mechanisms, unusual system behavior, or other concerning activity about our data. Please ensure you comply with all of our data security and privacy policies and requirements and only collect, use and/or access confidential information and personal data as strictly necessary and authorized.

Anti-Corruption Compliance

Planet is committed to complying with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable anti-corruption laws. The FCPA prohibits the Company and its employees, directors, officers, and agents from offering, giving, or promising money or any other item of value, directly or indirectly, to win or retain business or to influence any act or decision of any government official, political party, candidate for political office, or official of a public international organization.

You must NEVER directly or indirectly offer, promise or give money or anything of value to a government official or private individual to obtain or retain a business benefit for Planet or to acquire any improper advantage for Planet.

In addition, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions. Giving and receiving of gifts are subject to a variety of laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering the marketing, bribery, and kickbacks. You are expected to understand and comply with all laws, rules and regulations that apply to your job position.

It is your responsibility to use good judgment in this area and follow the law. As a general rule, you may give or receive gifts or entertainment to or from collaborators, customers or suppliers only if the gift or entertainment is infrequent, modest, intended to further legitimate business goals, in compliance with applicable law, and provided the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your manager. Your manager should bring the gift to the attention of the Company’s Chief Legal Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your manager or bizcompliance@planet.com.

Please review the Company’s Foreign Corrupt Practices and Anti-Bribery Compliance Policy and Gifts, Travel and Entertainment Policy, as amended from time to time, for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries, and ensure you are familiar with the parameters and processes around these policies. If you have any questions please contact the Legal team at legalcompliance@planet.com

International Trade Laws

Planet is committed to complying with all applicable global export control, economic sanctions, and customs laws that regulate cross-border transfers of goods, software, and technology.

When delivering products or services internationally, keep in mind that there may be additional steps required to comply with local laws and regulations. Compliance with global trade laws and regulations protects Planet’s ability to conduct international business.

A failure to comply with government rules and regulations around international trade can result in fines, penalties, imprisonment and/or a loss of import privileges. U.S. laws and regulations also impose various trade sanctions or embargoes against other countries or persons, and prohibit cooperation with certain boycotts imposed by some countries against others. The Company does not participate in prohibited boycotts.

The scope of these licensing requirements, trade sanctions, and trade embargoes may vary from country to country. They may range from specific prohibitions on trade of a given item to a total prohibition of all commercial transactions. It is important to note that the Company may not facilitate or encourage a non-domestic company to perform a transaction that it could not perform itself pursuant to sanctions laws.

Due to the complexities of these international trade laws, contact a member of the Legal Department before exporting or importing goods or services, or engaging in transactions with countries or persons that may be affected by economic or trade sanctions.

Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports, regulatory submissions and many other aspects of our business and guide our business decision-making and strategic planning.

Company records include financial records, personnel records, records relating to our technology and product development, customer collaborations, manufacturing and regulatory submissions and all other records maintained in the ordinary course of our business. All Company records must be complete, accurate and reliable in all material respects. Planeteers should not share login information or otherwise input data using anyone else’s account information for third party software services.

All terms and conditions of agreements entered into by Planet must be formally documented. Contract terms and conditions define the key attributes of Planet’s rights, obligations, and liabilities. Making business commitments outside of the formal contracting process, through side deals or side letters (whether written or verbal) is prohibited. You should not make any verbal or written commitments that create a new agreement or modify an existing agreement outside of the formal contracting process.

Use of Company Assets

You should protect the Company’s assets and ensure their efficient use for legitimate business purposes only and not for any personal benefit or the personal benefit of anyone else. Theft, carelessness and waste have a direct impact on Planet’s financial performance. The use of Planet funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

Employees should be aware that Planet property includes all data and communications transmitted or received to or by, or contained in, our electronic systems. Company property also includes all written communications.

To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement, with appropriate legal process..

Accuracy of Financial Reports and Other Public Communications

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure in all public communications of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

In addition, the Company’s employees within our finance and accounting functions have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Interactions with the Government

Planet conducts business with the U.S. government, state and local governments and the governments of other countries. We are committed to conducting our business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over our products and operations, such as government contracts and government transactions.

Planet strictly observes the laws, rules, and regulations that govern the acquisition of goods and services and the performance of government contracts by governmental entities. Activities that may be appropriate when dealing with non-government customers may be improper and even illegal when dealing with government customers. The penalties for failing to follow government procurement laws are severe and include substantial civil and criminal fines, imprisonment, and debarment of the Company from doing business with the government.

If your job responsibilities relate to a government entity, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position as well as with any applicable standard operating procedures that the Company has implemented. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your manager and the Company’s Chief Legal Officer.

Political Contributions and Volunteer Activities

Planet encourages its employees and directors to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions Planet can make to political parties or candidates. It is Company policy that Planet funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by our Chief Executive Officer or Chief Legal Officer. The Company will not reimburse you for personal political contributions. When you participate in non-Company political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. Please contact the Chief Legal Officer if you have any questions about this policy.

Competing Fairly

Compliance with Antitrust Laws

Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Violations of antitrust laws may result in severe penalties against Planet and its employees, including potentially substantial fines and criminal sanctions. You are expected to maintain basic familiarity with the antitrust principles applicable to your activities, and you should consult a member of the Legal Department with any questions you may have concerning compliance with these laws.

Meetings with Competitors

You should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of an executive officer of the Company. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. You should create and circulate agendas in advance of any such meetings, and the contents of your meeting should be fully documented.

Compliance with Insider Trading Laws

Insider trading can result in significant civil and penalties, including potential imprisonment. To reduce the risk of insider trading and the appearance of impropriety, the Company maintains an Insider Trading Compliance Policy (“Insider Trading Policy”) applicable to all officers, directors, employees and certain designated contingent workers and consultants. Compliance with this Code requires compliance with the Insider Trading Policy, so be sure to familiarize yourself with the restrictions under the Insider Trading Policy and abide by its provisions.

Consistent with our Insider Trading Policy, you are prohibited from trading in the stock or other securities of the Company while in possession of material nonpublic information about the Company. In addition, you are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material non-public information.

Public Communications and Regulation Fair Disclosure (“FD”)

Planet places a high value on its credibility and reputation in the community. What is written or said about Planet in the media and investment community directly impacts our reputation, positively or negatively.

Our policy is to provide timely, accurate and complete information in response to public requests (from media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.

Planet has adopted a separate Policy Statement – Guidelines for Corporate Disclosure to maintain our credibility and reputation in the community, to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.

In connection with its public communications, Planet is also required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material non-public information about Planet to securities market professionals or the Company’s stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors.

The Company has designated certain individuals as “spokespersons” who are responsible for communicating with analysts, institutional investors and representatives of the media. Any Planeteer who is not a designated spokesperson of the Company is prohibited from communicating any information about the Company to analysts, institutional investors, other stockholders or representatives of the media, except at the request of the Company’s designated spokespersons.

You should contact communications@planet.com or a member of the Communications team if you have any questions about spokespeople or if you are contacted by analysts, institutional investors, other stockholders, or representations of the media.

Environment, Health & Safety

Planet is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. You must comply with all applicable environmental, health and safety laws, regulations and Company standards.

Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact a member of the Legal Department if you have any questions about the laws, regulations and policies that apply to you or the Company.

Environment

We strive to be leaders in the community on environmental preservation. Whether it be supporting environmental conservation efforts with our data or individually conserving resources in our offices, we are committed to minimizing our environmental impact, including in the space ecosystem. You should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials by Planet.

Health and Safety

The Company is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its employees. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your manager or a member of the Legal Department.

Employment Practices

Each Planeteer is expected to create a respectful workplace culture that is free of harassment, intimidation, bias and unlawful discrimination. We believe that a strong, dynamic workplace only exists where people with diverse backgrounds and experiences are empowered to share their values and perspectives, challenge themselves with new ideas, and think critically on difficult questions. We seek to maintain a culture that welcomes and respects that engagement.

Planet is an equal opportunity employer and employment is based solely on individual merit and qualifications directly related to professional competence. Planet strictly prohibits discrimination or harassments of any kind on the basis of race, color, religion, national origin, gender, age, sexual orientation, disability, veteran status, martial status, gender identity or expression, genetic status, citizenship status, or other characteristic protected by law.

Planet also prohibits harassment and bullying in any form, whether physical or verbal and whether committed by managers, other personnel or non-employees.

If you have any complaints about discrimination, harassment, or bullying, report such conduct to your manager, our Chief Legal Officer, Chief People Officer, or a member of our People team. All complaints will be treated with sensitivity and discretion.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to a member of the People team immediately.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. If you experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business you must immediately report the situation to your manager or the People Team.

The Company does not permit any individual to have weapons of any kind on Company property or in vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons.

Conclusion

The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time. Nothing in this Code alters the at-will employment policy of Planet.

This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

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